Exhibit 99.1
FOR IMMEDIATE RELEASE
Life Time Reports Second Quarter 2024 Financial Results
•Total revenue of $667.8 million increased 18.9% over the prior year quarter
•Net income of $52.8 million increased by $35.8 million over the prior year quarter
•Adjusted EBITDA of $173.5 million increased by 27.6% over the prior year quarter
•Diluted EPS increased to $0.26
•Achieved positive free cash flow
•Reduced net debt leverage ratio to 3.0 times
CHANHASSEN, Minn. (August 1, 2024) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal second quarter ended June 30, 2024.
Bahram Akradi, Founder, Chairman and CEO, stated: “We are very pleased with our second quarter performance and the progress we have made toward achieving our financial objectives. Once again this quarter, our results demonstrate the momentum of our business as we continue to deliver strong revenue and adjusted EBITDA growth. The second quarter also was an important inflection point for the Company as we achieved positive free cash flow as expected, and a net debt leverage ratio of 3.0 times, which was two quarters earlier than our plan. As a result of our strong performance, we are raising our full-year revenue and adjusted EBITDA guidance. We are enthusiastic about the trajectory of our business and remain committed to funding our growth while generating positive free cash flow and further reducing our leverage.”
Financial Summary

	Three Months Ended			Six Months Ended
($ in millions, except memberships and per membership data)	June 30,			June 30,
	2024	2023	Percent Change	2024	2023	Percent Change
Total revenue	$667.8	$561.7	18.9%	$1,264.5	$1,072.6	17.9%
Center operations expenses	$355.5	$302.6	17.5%	$677.4	$576.7	17.5%
Rent	$74.9	$67.4	11.1%	$147.2	$134.0	9.9%
General, administrative and marketing expenses (1)	$53.2	$52.8	0.8%	$102.1	$95.3	7.1%
Net income	$52.8	$17.0	210.6%	$77.7	$44.5	74.6%
Adjusted net income	$52.4	$38.0	37.9%	$83.4	$59.8	39.5%
Adjusted EBITDA	$173.5	$136.0	27.6%	$319.5	$256.1	24.8%
Comparable center revenue	12.0%	15.5%		11.6%	19.7%
Center memberships, end of period	832,636	790,238	5.4%	832,636	790,238	5.4%
Average center revenue per center membership	$794	$701	13.3%	$1,541	$1,369	12.6%
(1)    The three months ended June 30, 2024, and 2023 included non-cash share-based compensation expense of $9.7 million and $14.7 million, respectively. The six months ended June 30, 2024, and 2023 included non-cash share-based compensation expense of $16.8 million and $19.5 million, respectively.
Second Quarter 2024 Information
•Revenue increased 18.9% to $667.8 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues, membership growth in our new and ramping centers, and higher member utilization of our in-center offerings.
•Center memberships increased by 42,398, or 5.4%, when compared to June 30, 2023, and increased sequentially from March 31, 2024, by 30,626, which was due in part to typical seasonality.
•Total subscriptions, which include center memberships and our digital on-hold memberships, increased 5.5% to 878,767 as compared to June 30, 2023.

•Center operations expenses increased 17.5% to $355.5 million primarily due to increased operating costs related to our new and ramping centers as well as growth in memberships and in-center business revenue.
•General, administrative and marketing expenses increased 0.8% to $53.2 million primarily due to increases in cash incentive compensation expenses, information technology costs, and center support overhead to enhance and broaden our member services and experiences, and were partially offset by lower share-based compensation expense.
•Net income increased $35.8 million to $52.8 million primarily due to improved business performance and to a lesser extent tax-effected one-time net benefits of $6.0 million from net gains on sale-leaseback transactions and $3.4 million from a gain on the sale of land in the current year period, as compared to a tax-effected one-time loss of $6.2 million on a sale-leaseback transaction in the prior year period.
•Adjusted net income increased $14.4 million to $52.4 million.
•Adjusted net income and Adjusted EBITDA improved significantly as we experienced greater flow through of our increased revenue and benefited from the structural improvements to our business that have improved our margins.
Six-Month 2024 Information
•Revenue increased 17.9% to $1,264.5 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues, membership growth in our new and ramping centers, and higher member utilization of our in-center offerings.
•Center operations expenses increased 17.5% to $677.4 million primarily due to increased operating costs related to our new and ramping centers as well as growth in memberships and in-center business revenue.
•General, administrative and marketing expenses increased 7.1% to $102.1 million primarily due to increases in our cash-based incentive compensation and information technology costs, the timing of marketing expenses primarily related to our new club openings, and center support overhead to enhance and broaden our member services and experiences, and were partially offset by lower share-based compensation expense.
•Net income increased $33.2 million to $77.7 million primarily due to improved business performance and to a lesser extent tax-effected one-time net benefits of $5.8 million from net gains on sale-leaseback transactions and $3.3 million from a gain on the sale of land in the current year period. Net income in the prior year period included a tax-effected one-time gain of $3.8 million on the sale of two triathlon events and a tax-effected one-time net loss of $0.6 million on sale-leaseback transactions.
•Adjusted net income increased $23.6 million to $83.4 million.
•Adjusted net income and Adjusted EBITDA improved significantly as we experienced greater flow through of our increased revenue and benefited from the structural improvements to our business that have improved our margins.
New Center Openings
•We opened three new centers during the second quarter.
•As of June 30, 2024, we operated a total of 175 centers.
Cash Flow Highlights
•Net cash provided by operating activities of $170.4 million increased 20.1% compared to the prior year quarter.
•We achieved free cash flow of $175.1 million, including $149.0 million of proceeds from sale-leaseback transactions and a sale of land.
•Our capital expenditures by type of expenditure were as follows:

	Three Months Ended			Six Months Ended
($ in millions)	June 30,			June 30,
	2024	2023	Percent Change	2024	2023	Percent Change
Growth capital expenditures (1)	$108.6	$112.3	(3.3)%	$213.5	$237.0	(9.9)%
Maintenance capital expenditures (2)	$27.3	$27.3	—%	$48.4	$52.1	(7.1)%
Modernization and technology capital expenditures (3)	$8.4	$26.7	(68.5)%	$39.2	$48.0	(18.3)%
Total capital expenditures	$144.3	$166.3	(13.2)%	$301.1	$337.1	(10.7)%
(1)    Consist of new center land and construction, initial major remodels of acquired centers, major remodels of existing centers that expand existing square footage, asset acquisitions including the purchase of previously leased centers and other growth initiatives.
(2)    Consist of general maintenance of existing centers.
(3)    Consist of modernization of existing centers and technology.

Liquidity and Capital Resources
•As of June 30, 2024, our total available liquidity was $413.6 million, which included availability on our revolving credit facility and cash and cash equivalents.
•Our net debt leverage ratio improved to 3.0x as of June 30, 2024, from 4.3x as of June 30, 2023.
•We completed sale-leaseback transactions on four properties for net proceeds of $142.7 million.
•We paid down $169.2 million of debt.
2024 Outlook
Full-Year 2024 Guidance

			Percent	Year Ended
	Year Ended	Year Ended	Change	December 31, 2024
	December 31, 2024	December 31, 2023	(Using	(Guidance as of
($ in millions)	(Guidance)	(Actual)	Midpoints)	May 1, 2024)
Revenue	$2,560 – $2,590	$2,216.6	16.2%	$2,500 – $2,530
Net Income	$142 – $148	$76.1	90.5%	N/A
Adjusted EBITDA	$642 – $652	$536.8	20.5%	$603 – $618
Rent	$300 – $312	$275.1	11.2%	$300 – $312
Conference Call Details
A conference call to discuss our second quarter financial results is scheduled for today:
•Date: Thursday, August 1, 2024
•Time: 10:00 a.m. ET (9:00 a.m. CT)
•U.S. dial-in number: 1-844-826-3035
•International dial-in number: 1-412-317-5195
•Webcast: LTH 2Q 2024 Earnings Call
A link to the live audio webcast of the conference call will be available at https://ir.lifetime.life.
Replay Information
Webcast – A recorded replay of the webcast will be available within approximately three hours of the call’s conclusion and may be accessed at: https://ir.lifetime.life.
Conference Call – A replay of the conference call will be available after 1:00 p.m. ET the same day through August 15, 2024:
•U.S. replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 1019 0514
# # #
About Life Time
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its portfolio of more than 170 athletic country clubs across the United States and Canada. The health and wellness pioneer also delivers a range of healthy way of life programs and information via its complimentary Life Time Digital app. The Company’s healthy living, healthy aging, healthy entertainment communities and ecosystem serve people 90 days to 90+ years old and is supported by a team of more than 45,000 dedicated professionals. In addition to delivering the best programs and experiences through its clubs, Life Time owns and produces nearly 30 of the most iconic athletic events in the country.
Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted net income, Adjusted net income per common share, Adjusted EBITDA, free cash flow and net debt and ratios and calculations with respect thereto. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net income, net income per common share, net cash provided by operating activities or total debt (defined as long-term debt, net of current portion, plus current maturities of debt) as a measure of financial performance or liquidity or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Adjusted net income is defined as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations. Free cash flow is defined as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales. Net debt is defined as long-term debt, net of current portion, plus current maturities of debt, excluding fair value adjustments, unamortized debt discounts and issuance costs, minus cash and cash equivalents. Net debt is as of the last day of the respective quarter or year. Our net debt leverage ratio is calculated as our net debt divided by our trailing twelve months of Adjusted EBITDA.
The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance, and management believes that free cash flow assists investors and analysts in evaluating our liquidity and cash flows, including our ability to make principal payments on our indebtedness and to fund our capital expenditures and working capital requirements. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.
The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.
The Company includes a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for full year 2024, growth, cost efficiencies and margin expansion, improvements to its balance sheet, net debt and leverage ratio, capital expenditures and free cash flow, consumer demand, industry and economic trends, taxes, rent expense, expected number of new center openings and successful signings and closings of center takeovers and sale-leaseback transactions (including the amount, pricing and timing thereof). These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.
Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, risks relating to our business operations and competitive and economic environment, risks relating to our brand, risks relating to the growth of our business, risks relating to our technological operations, risks relating to our capital structure and lease obligations, risks relating to our human capital, risks relating to legal compliance and risk management and risks relating to ownership of our common stock and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2024, (File No. 001-40887), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Investors
Ken Cooper, Investor Relations // kcooper2@lt.life or 952-406-2322
Media
Jason Thunstrom, Corporate Communications // jthunstrom@lt.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Center revenue	$645,007	$542,125	$1,225,492	$1,039,877
Other revenue	22,754	19,606	38,986	32,705
Total revenue	667,761	561,731	1,264,478	1,072,582
Operating expenses:
Center operations	355,510	302,603	677,410	576,712
Rent	74,947	67,434	147,229	133,971
General, administrative and marketing	53,246	52,840	102,099	95,337
Depreciation and amortization	69,714	58,252	135,617	116,449
Other operating expense	9,588	28,194	25,310	30,321
Total operating expenses	563,005	509,323	1,087,665	952,790
Income from operations	104,756	52,408	176,813	119,792
Other (expense) income:
Interest expense, net of interest income	(37,669)	(31,979)	(75,072)	(63,174)
Equity in (loss) earnings of affiliates	(464)	88	(287)	231
Total other expense	(38,133)	(31,891)	(75,359)	(62,943)
Income before income taxes	66,623	20,517	101,454	56,849
Provision for income taxes	13,818	3,513	23,732	12,385
Net income	$52,805	$17,004	$77,722	$44,464

Income per common share:
Basic	$0.27	$0.09	$0.39	$0.23
Diluted	$0.26	$0.08	$0.38	$0.22
Weighted-average common shares outstanding:
Basic	198,903	195,476	198,200	195,026
Diluted	206,044	204,821	204,851	203,872

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$34,527	$11,161
Restricted cash and cash equivalents	14,831	18,805
Accounts receivable, net	25,204	23,903
Center operating supplies and inventories	54,539	52,803
Prepaid expenses and other current assets	58,825	57,751
Income tax receivable	8,153	10,101
Total current assets	196,079	174,524
Property and equipment, net	3,146,740	3,171,616
Goodwill	1,235,359	1,235,359
Operating lease right-of-use assets	2,297,649	2,202,601
Intangible assets, net	172,196	172,127
Other assets	76,230	75,914
Total assets	$7,124,253	$7,032,141
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$78,172	$81,252
Construction accounts payable	53,070	108,730
Deferred revenue	51,864	49,299
Accrued expenses and other current liabilities	183,625	185,305
Current maturities of debt	12,755	73,848
Current maturities of operating lease liabilities	62,090	58,764
Total current liabilities	441,576	557,198
Long-term debt, net of current portion	1,830,241	1,859,027
Operating lease liabilities, net of current portion	2,374,522	2,268,863
Deferred income taxes, net	68,440	56,066
Other liabilities	41,977	36,875
Total liabilities	4,756,756	4,778,029
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized; 199,052 and 196,671 shares issued and outstanding, respectively.	1,990	1,967
Additional paid-in capital	2,873,839	2,835,883
Accumulated deficit	(499,091)	(576,813)
Accumulated other comprehensive loss	(9,241)	(6,925)
Total stockholders’ equity	2,367,497	2,254,112
Total liabilities and stockholders’ equity	$7,124,253	$7,032,141

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$77,722	$44,464
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	135,617	116,449
Deferred income taxes	12,505	5,864
Share-based compensation	18,698	22,171
Non-cash rent expense	13,650	17,630
Impairment charges associated with long-lived assets	1,420	1,280
(Gain) loss on disposal of property and equipment, net	(11,067)	904
Amortization of debt discounts and issuance costs	4,006	3,919
Changes in operating assets and liabilities	5,642	6,734
Other	2,637	(3,124)
Net cash provided by operating activities	260,830	216,291
Cash flows from investing activities:
Capital expenditures	(301,107)	(337,076)
Proceeds from sale-leaseback transactions	142,671	78,040
Proceeds from the sale of land	6,328	—
Other	(2,173)	(462)
Net cash used in investing activities	(154,281)	(259,498)
Cash flows from financing activities:
Proceeds from borrowings	—	44,291
Repayments of debt	(67,647)	(7,430)
Proceeds from revolving credit facility	670,000	620,000
Repayments of revolving credit facility	(695,000)	(620,000)
Repayments of finance lease liabilities	(403)	(508)
Proceeds from financing obligations	4,300	—
Payments of debt discounts and issuance costs	—	(2,550)
Proceeds from stock option exercises	1,490	13,276
Proceeds from issuances of common stock in connection with the employee stock purchase plan	1,462	1,450
Other	(1,304)	(109)
Net cash (used in) provided by financing activities	(87,102)	48,420
Effect of exchange rates on cash and cash equivalents and restricted cash and cash equivalents	(55)	136
Increase in cash and cash equivalents and restricted cash and cash equivalents	19,392	5,349
Cash and cash equivalents and restricted cash and cash equivalents—beginning of period	29,966	25,509
Cash and cash equivalents and restricted cash and cash equivalents—end of period	$49,358	$30,858

Non-GAAP Measurements and Key Performance Indicators
See “Use of Non-GAAP Financial Measures and Key Performance Indicators” for a discussion of the Non-GAAP financial measures reconciled below.
Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Membership Data
Center memberships	832,636	790,238	832,636	790,238
Digital on-hold memberships	46,131	42,401	46,131	42,401
Total memberships	878,767	832,639	878,767	832,639

Revenue Data
Membership dues and enrollment fees	71.7%	71.4%	72.5%	71.6%
In-center revenue	28.3%	28.6%	27.5%	28.4%
Total Center revenue	100.0%	100.0%	100.0%	100.0%

Membership dues and enrollment fees	$462,696	$387,115	$888,107	$744,603
In-center revenue	182,311	155,010	337,385	295,274
Total Center revenue	$645,007	$542,125	$1,225,492	$1,039,877

Average Center revenue per center membership (1)	$794	$701	$1,541	$1,369
Comparable center revenue (2)	12.0%	15.5%	11.6%	19.7%

Center Data
Net new center openings (3)	3	—	4	3
Total centers (end of period) (3)	175	164	175	164
Total center square footage (end of period) (4)	17,200,000	16,200,000	17,200,000	16,200,000

GAAP and Non-GAAP Financial Measures
Net income	$52,805	$17,004	$77,722	$44,464
Net income margin (5)	7.9%	3.0%	6.1%	4.1%
Adjusted net income (6)	$52,440	$37,965	$83,376	$59,848
Adjusted net income margin (6)	7.9%	6.8%	6.6%	5.6%
Adjusted EBITDA (7)	$173,545	$136,039	$319,523	$256,141
Adjusted EBITDA margin (7)	26.0%	24.2%	25.3%	23.9%
Center operations expense	$355,510	$302,603	$677,410	$576,712
Pre-opening expenses (8)	$1,202	$2,984	$3,654	$4,669
Rent	$74,947	$67,434	$147,229	$133,971
Non-cash rent expense (open properties) (9)	$5,965	$6,819	$10,645	$13,196
Non-cash rent expense (properties under development) (9)	$1,727	$1,784	$3,005	$4,434
Net cash provided by operating activities	$170,423	$141,943	$260,830	$216,291
Free cash flow (10)	$175,116	$21,045	$108,722	$(42,745)
(1)    We define Average Center revenue per center membership as Center revenue less Digital on-hold revenue, divided by the average number of Center memberships for the period, where the average number of Center memberships for the period is an average derived from dividing the sum of the total Center memberships outstanding at the beginning of the period and at the end of each month during the period by one plus the number of months in each period.
(2)    We measure the results of our centers based on how long each center has been open as of the most recent measurement period. We include a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
(3)    Net new center openings is calculated as the number of centers that opened for the first time to members during the period, less any centers that closed during the period. Total centers (end of period) is the number of centers operational as of the last day of the period. During the three months ended June 30, 2024, we opened three centers.
(4)    Total center square footage (end of period) reflects the aggregate square footage, excluding the areas used for tennis courts, outdoor swimming pools, outdoor play areas and stand-alone Work, Sport and Swim locations. We use this metric for evaluating the efficiencies of a center as of the end of the period. These figures are approximations.
(5)    Net income margin is calculated as net income divided by total revenue.
(6)    We present Adjusted net income as a supplemental measure of our performance. We define Adjusted net income as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments.
Adjusted net income margin is calculated as Adjusted net income divided by total revenue.
The following table provides a reconciliation of net income and income per common share, the most directly comparable GAAP measures, to Adjusted net income and Adjusted net income per common share:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2024	2023	2024	2023
Net income	$52,805	$17,004	$77,722	$44,464
Share-based compensation expense (a)	11,071	16,549	18,698	22,171
(Gain) loss on sale-leaseback transactions (b)	(7,558)	7,491	(7,522)	759
Other (c)	(3,974)	1,251	(3,796)	(3,261)
Taxes (d)	96	(4,330)	(1,726)	(4,285)
Adjusted net income	$52,440	$37,965	$83,376	$59,848

Income per common share:
Basic	$0.27	$0.09	$0.39	$0.23
Diluted	$0.26	$0.08	$0.38	$0.22
Adjusted income per common share:
Basic	$0.26	$0.19	$0.42	$0.31
Diluted	$0.25	$0.19	$0.41	$0.29
Weighted-average common shares outstanding:
Basic	198,903	195,476	198,200	195,026
Diluted	206,044	204,821	204,851	203,872
(a)    Share-based compensation expense recognized during the three and six months ended June 30, 2024, was associated with stock options, restricted stock units, performance stock units, our employee stock purchase plan (“ESPP”) that launched on December 1, 2022, and liability-classified awards related to our 2024 short-term incentive plan. Share-based compensation expense recognized during the three and six months ended June 30, 2023, was associated with stock options, restricted stock units, our ESPP and liability-classified awards related to our 2023 short-term incentive plan.
(b)    We adjust for the impact of gains and losses on the sale-leaseback of our properties as they do not reflect costs associated with our ongoing operations.
(c)    Includes benefits and costs associated with transactions that are unusual and non-recurring in nature.
(d)    Represents the estimated tax effect of the total adjustments made to arrive at Adjusted net income using the effective income tax rates for the respective periods.
(7)    We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.

The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2024	2023	2024	2023
Net income	$52,805	$17,004	$77,722	$44,464
Interest expense, net of interest income	37,669	31,979	75,072	63,174
Provision for income taxes	13,818	3,513	23,732	12,385
Depreciation and amortization	69,714	58,252	135,617	116,449
Share-based compensation expense (a)	11,071	16,549	18,698	22,171
(Gain) loss on sale-leaseback transactions (b)	(7,558)	7,491	(7,522)	759
Other (c)	(3,974)	1,251	(3,796)	(3,261)
Adjusted EBITDA	$173,545	$136,039	$319,523	$256,141
(a) – (c)    See the corresponding footnotes to the table in footnote 6 immediately above.
(8)    Represents non-capital expenditures associated with opening new centers that are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.
(9)    Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.
(10)    Free cash flow, a non-GAAP financial measure, is calculated as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales.
The following table provides a reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$170,423	$141,943	$260,830	$216,291
Capital expenditures, net of construction reimbursements	(144,306)	(166,262)	(301,107)	(337,076)
Proceeds from sale-leaseback transactions	142,671	45,364	142,671	78,040
Proceeds from land sales	6,328	—	6,328	—
Free cash flow	$175,116	$21,045	$108,722	$(42,745)

Reconciliation of Net Income to Adjusted EBITDA Trailing Twelve Months
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	June 30, 2024	June 30, 2023
Net income	$109,321	$82,922
Interest expense, net of interest income	142,695	119,675
Provision for income taxes	30,074	18,417
Depreciation and amortization	263,565	230,052
Share-based compensation expense	46,670	32,051
Loss (gain) on sale-leaseback transactions	5,307	(47,289)
Asset impairments	5,340	—
Other	(2,761)	(1,685)
Adjusted EBITDA	$600,211	$434,143

Reconciliation of Net Debt and Leverage Calculation
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	June 30, 2024	June 30, 2023
Current maturities of debt	$12,755	$64,814
Long-term debt, net of current portion	1,830,241	1,792,373
Total Debt	$1,842,996	$1,857,187
Less: Fair value adjustment	362	843
Less: Unamortized debt discounts and issuance costs	(11,661)	(18,276)
Less: Cash and cash equivalents	34,527	15,783
Net Debt	$1,819,768	$1,858,837
Trailing twelve-month Adjusted EBITDA	600,211	434,143
Net Debt Leverage Ratio	3.0x	4.3x

Reconciliation of Net Income to Adjusted EBITDA Guidance for 2024
($ in millions)
(Unaudited)

Year Ended
December 31, 2024
Net income	$142 – $148
Interest expense, net of interest income	142 – 138
Provision for income taxes	53 – 55
Depreciation and amortization	275 – 277
Share-based compensation expense	42 – 46
(Gain) on sale-leaseback transactions	(8) – (8)
Other	(4) – (4)
Adjusted EBITDA	$642 – $652